Exhibit 10.1
April 22, 2024
Federal Home Loan Bank of Topeka
Incentive Plan Targets
Metric Weights, Goal Metrics and Metric Performance Ranges

This Incentive Plan Targets document (Targets Document) specifies FHLBank’s goal objectives, metrics, metric performance ranges, and goal and metric weights (the Targets) for the participants (Participants) in FHLBank’s Executive Incentive Compensation Plan (EICP) and Short-Term Incentive Plan (STIP). These Targets are adopted for the 2024 Performance Period.

A.Metric Weighting Summary - The following metric weight for each goal metric is assigned to the Participants:

Goal Objective	Metric	Weight
Housing and Community Development Mission Alignment	•Affordable Housing Program (AHP) General Fund Ratio (10%) •Native American Housing Initiatives (NAHI) Grants Ratio (10%) •Member Participation in Housing and Community Development Programs (10%)	30%
Financial Performance	•Return on Equity Spread (30%)	30%
Risk Management	•Market, Credit, Liquidity (15%) •Compliance, Business, Operations (15%)	30%
Diversity, Equity, Inclusion and Belonging	•Education & Culture (5%) •Business Practice Outcome Measures (5%)	10%
	Total:	100%

B.2024 Base Performance Period Metrics- The following goal metrics are assigned to the Participants under the Plan. All calculations including interest rates will be rounded to two decimal places.

Housing and Community Development Mission Alignment
1.Affordable Housing Program (AHP) General Fund Ratio
Definition: The AHP General Fund references FHLBank’s required competitive affordable housing program.

Measure: The AHP General Fund Ratio refers to the total dollar amount of applications submitted for the AHP General Fund compared to the total dollar amount allocated to the AHP General Fund available to be awarded in the AHP General Fund for the performance year based on the Required Annual AHP Contribution.

Performance Range:

	% Ratio
Goal	Threshold	Target	Optimum
AHP General Fund Ratio	100%	110%	140%

2.Native American Housing Initiatives (NAHI) Grants Ratio
Definition: The NAHI references FHLBank’s voluntary grant program that provides Native American tribes and Tribally Designated Housing Entities (TDHE) with access to grant funds intended to build their

Exhibit 10.1
communities in support of housing for tribal members in FHLBank’s district (Colorado, Kansas, Nebraska and Oklahoma).

Measure: The ratio refers to the total dollar amount in applications submitted for the NAHI compared to the initial total dollars available to be awarded in the NAHI for the performance year.

Performance Range:

	% Ratio
Goal	Threshold	Target	Optimum
NAHI Ratio	100%	150%	200%

3.Member Participation in Housing and Community Development Programs
Definition: Housing and Community Development Programs include the following four program categories: (1) the AHP General Fund; (2) TurnKey; (3) Community Housing/Development Programs; and (4) NAHI. Participation in the AHP General Fund means a member submits an AHP General Fund application. Participation in TurnKey means a member submits a reservation for a TurnKey product. Participation in a Community Housing/Development Program means a member has an approved Community Housing Program or Community Development Program application. Participation in NAHI means a member submits a NAHI application.

Measure: Achievement is measured by adding the number of members participating in each of the four Housing and Community Development Programs offered by FHLBank in the calendar year. Member participation shall be counted separately for participation in each of the four program categories. Member participation is counted irrespective of whether the member was acquired, merged, or otherwise terminates FHLBank membership.

Performance Range:

	Member Participation in Housing and Community Development Programs
Goal	Threshold	Target	Optimum
Member Participation in Housing and Community Development Programs	175	185	200

Financial Performance
Return on Equity Spread to Secured Overnight Financing Rate (SOFR)
Definition: The spread between (a) adjusted net income (as defined below) divided by the daily average total regulatory capital and (b) the daily average of overnight SOFR.
•Adjusted net income is calculated as net income calculated under generally accepted accounting principles (GAAP), excluding the following items:
◦Required AHP regulatory assessment
◦Voluntary contributions to housing programs
◦Incurred Withdrawal Liability expense
◦Fair value fluctuations on designated fair value hedge relationships, economic hedges, and other derivatives as required by accounting standards
◦Realized and unrealized gains/losses on securities
◦Prepayment/yield maintenance fees
◦Gains/losses on mortgage loans held for sale
◦Gains/losses on early retirement of debt and related derivatives

Exhibit 10.1
Performance Range:

Annual Performance Range
Threshold	3.25%
Target	4.00%
Optimum	5.00%

Required Total Regulatory Capital
FHLBank shall maintain a daily average Total Regulatory Capital as a percentage of average Total Assets of 4.75 percent for 2024. If FHLBank’s daily average Total Regulatory Capital as a percentage of average Total Assets is below 4.75 percent for 2024, the Total Base Opportunity available to Participants for the Financial Performance Goals shall be adjusted as reflected in the table below.

Daily Average Total Regulatory Capital for 2024	Financial Performance Goals Adjustment
≥4.75%	0%
≥4.70% and <4.75%	-25%
≥4.65% and <4.70%	-50%
≥4.60% and <4.65%	-75%
<4.60%	-100%

Risk Management
1.Risk Management – Market, Credit and Liquidity Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are market, credit and liquidity risks.

Performance Range:

Score
Threshold	4.0
Target	4.5
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Liquidity Risk	30%
Market Risk	40%
Credit Risk	30%
Total	100%

2.Risk Management – Compliance, Business and Operations Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are compliance, business and operations risks.

Exhibit 10.1
Performance Range:

Score
Threshold	3.0
Target	4.0
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Compliance Risk	30%
Business Risk	35%
Operations Risk	35%
Total	100%

Diversity, Equity, Inclusion and Belonging (DEIB)

1.DEIB Education & Culture
Definition: FHLBank’s DEIB education and culture initiative is defined as the advancement of DEIB, to the maximum extent possible, in balance with financially safe and sound business practices through business partner engagement with DEIB experiences.

Measure: Achievement is measured by business partner engagement in at least two DEIB Experiences, as defined below. Engagement will be calculated through the attendance and completion of the post-DEIB experience survey provided to participants after each DEIB Experience. Performance between Threshold – Target, and Target – Optimum shall be calculated by linear interpolation of the achievement point in the applicable performance range.

Performance Range:

Business Partner Participation
Threshold	80%
Target	85%
Optimum	90%

Business Partner Engagement: Total number of business partners employed anytime between March 1, 2024 and November 1, 2024 will be counted as business partners in the engagement calculation. Business partners who terminate employment prior to March 1, 2024, business partners who become employed after November 1, 2024 and interns will not count towards the engagement calculation.

DEIB Experiences are FHLBank opportunities approved by the Chief Human Resources and Inclusion Officer (CHRIO) that educate business partners and increase knowledge of and competencies in content and principles regarding DEIB. These DEIB Experiences include training workshops, educational programs, discussion groups, and featured speakers.

Engagement is defined as the opportunity for business partners to associate information provided during DEIB Experiences with learning outcomes that have meaning and value to their professional and/or personal lives.

Exhibit 10.1
Learning Outcomes will be created for each individual DEIB Experience articulating the intended learning expectations. Learning outcomes are the specific goal(s) that summarizes the significant knowledge or skill that business partners can reasonably be expected to take away from a DEIB Experience.

Post-DEIB Experience Survey will measure unique intended learning outcomes created for each DEIB Experience through survey questions.

2.Diversity, Equity, Inclusion and Belonging Business Practice Outcomes
Definition: FHLBank’s DEIB Business Practice Outcomes are defined as the advancement of DEIB, to the maximum extent possible in balance with financially safe and sound business practices, through the embedding of DEIB within FHLBank events and inclusion of and utilization of diverse-owned vendors and diverse broker dealers, and the inclusion of diverse individuals within its workforce, as defined in the DEIB Policy, in all business activities of FHLBank. Business practice outcome measures align with the current DEIB Strategic Plan strategic goals and aspirational target goals.

DEIB Metrics: One point is awarded by achievement of the following.
•Workforce: Attain a workforce ratio of at least 13.75% business partners of color as of 12/31/2024.
•Workforce: Participate in four outreach opportunities to support diversifying our workforce or members of the board of directors.
•Marketplace: Participate in four outreach opportunities with diverse-owned vendors.
•Marketplace: Participate in four outreach opportunities with diverse broker dealers.
•Culture: Provide tangible and practical examples of equity and belonging at ten different opportunities.
•Culture: Celebrate cultural diversity of business partners at four FHLBank-sponsored events.

Performance Range:

Points
Threshold	3 out of 6 points
Target	4 out of 6 points
Optimum	6 out of 6 points

Business partner of color means any Black or African American, Native Hawaiian or Pacific Islander, American Indian or Alaskan Native, Hispanic or Latino American, Asian American, or an individual of two or more races. Referred to in this Targets Document and as an organization as People of Color.

Outreach opportunities can be conducted by any member of FHLBank staff and must be approved by the CHRIO. More than one member of FHLBank’s staff can participate in a single outreach opportunity. Outreach opportunities include, for example, a meeting with a diverse individual who might be a good candidate for FHLBank’s board of directors and/or a meeting with a trade association to provide education on FHLBank’s desire for a diverse board; a meeting with a diverse-owned supplier or having a booth at a diverse-owned supplier fair; participating in meetings with a diverse-owned broker dealer or participating in the diverse-owned broker-dealer reception; or participating in a career fair at a college or university that serves a predominantly diverse population or providing a presentation to a classroom at such a college or university.

Diverse-Owned Vendors refers collectively to Disabled-Owned Businesses, LGBTQ+-Owned Businesses, Minority-Owned Businesses, and Women-Owned businesses.

Exhibit 10.1
Application of Equity and Belonging includes information and examples provided by the Office of Inclusion to business partners and approved by the CHRIO of how equity and belonging apply to daily work.

Celebrating cultural diversity is the consideration of at least one diverse cultural perspective and must be approved by CHRIO.

FHLBank-sponsored events are those activities to which all business partners are invited, including, but not limited to, Town Hall, Family Outing, Holiday Cheers, Winter Party and Summer Fun.